EP GLOBAL COMMUNICATIONS CHOOSES

VEMICS’ COLLABORATION PLATFORM TO DELIVER LIVE ONLINE MEDICAL INSTRUCTION & INFORMATION

Exclusive Partnership to Build Real Time Information Channel

Serving the 54 Million Americans with Special Needs and Disabilities

River Edge, New Jersey and Johnstown, Pennsylvania – December 12, 2005 – Vemics, Inc. (VMCI.PK), a provider of real-time, hosted conferencing and collaboration applications and EP Global Communications, Inc. (OTCBB: EPGL), publisher of Exceptional Parent Magazine, today announced that they have signed an exclusive partnership agreement.  Under the world-wide agreement, Vemics will be given exclusive distribution rights to EP's proprietary content and EP will enjoy exclusive access to the Vemics LiveAccessTM platform in the delivery of health care and educational content to the special needs community.  The two companies will share in revenues resulting from purchases of EP's content delivered through Vemics.

“Only Vemics offers the real-time video, audio and data presentation capabilities required to deliver critical medical information over the web,” said Joseph M. Valenzano Jr. President, CEO and Publisher of EP Global Communications.  “We would trust the presentation of life-saving and medical care treatment information to nothing less.”

“For 35 years, EP has been the trusted source of critical information for people with special needs and disabilities, their families; physicians; allied health care professionals; educators and advocates” said Fred Zolla, President and CEO of Vemics, Inc. “Together we will connect the entire community in ways not previously possible.”

EP produces CME- and CEU-accredited web-based seminars on a wide range of clinical topics focused on chronic long-term conditions; custom communications, a monthly magazine which itself is formally endorsed by a professional medical society and other educational programs, making it the foremost reliable source of information for the special needs community. EP enjoys the support and endorsement of professional medical societies and has been recognized with the 2003 Freedom Initiative Award symbolic of the best publication and web site in the U.S. for people with disabilities and special needs.  In 2004 EP was awarded the FOLIO Gold Medal for excellence in journalism, its third such award in the past four years.

Vemics’ LiveAccess services make real-time instruction of complex medical information easy and cost-effective for patients, their caregivers and the medical industry that serves them.  The system features near broadcast quality video, wideband audio, text chat, presentation and application sharing capabilities.  Up to 90 endpoints can participate in training sessions held via Vemics, requiring only a broadband connection and Pentium 4 computer.

About EP Global Communications, Inc.

EP Global Communications (“Exceptional Parent”) is a 35-year-old publishing and communications company which provides practical advice and emotional support to families of children and adults with disabilities and special health-care needs –as well as the physicians, allied health-care and educational professionals who are involved in their care and development. EP uses a multi-media approach to disseminate information via: its monthly award-winning publication, Exceptional Parent; Web site (www.eparent.com); clinical custom communications projects; the EP Library Bookstore of disability books, videos and tapes; live and On-line-based CME/CEU accredited Seminars & Teleconferences on a wide range of special needs topics.

About Vemics, Inc

Vemics is a leading provider of hosted, real-time conferencing and collaboration applications. Vemics LiveAccessTM solutions combine multipoint video / voice and data technologies with industry specific content backed by consulting expertise and deep customer support. Vemics enables organizations large and small to collaborate and learn face-to-face, online from almost anywhere with little or no capital investment. Vemics delivers bottom-line benefits to companies and institutions that need to expand collaborative reach beyond conference rooms and classrooms or need best-in-class industry specific content delivered in real-time by leading trainers, subject matter experts and coaches.

Vemics, Inc. (VMCI.PK) is based in River Edge, New Jersey with offices in Boston and Philadelphia. Media contact: David Rosen, Walek & Associates, 212-889-4113, David@Walek.com or visit: http://www.vemics.com.

CONTACT:

Joseph Valenzano, Jr.

President, CEO and Publisher

EP Global Communications, Inc.

201-489-0562

jvalenzano@eparent.com

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